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                                                                    Exhibit 99.1
[GEN-PROBE LOGO]

CONTACT:

     Michael Watts
     Sr. director, investor relations and
     corporate communications
     858-410-8673

FOR IMMEDIATE RELEASE

                   GEN-PROBE ANNOUNCES ORGANIZATIONAL CHANGES

                         -- Mimms Promoted to Lead R&D;
         Edelshain to Head Corporate Development and Strategic Planning


SAN DIEGO, CA, JUNE 10, 2005 - Gen-Probe (NASDAQ: GPRO) announced today that Larry Mimms, Ph.D., who spearheaded the Company's entry into the blood screening and oncology markets, has been promoted to executive vice president, research and development, effective June 20. Dr. Mimms replaces Jim Godsey, Ph.D., who is leaving Gen-Probe to join a Johnson & Johnson subsidiary. Martin Edelshain, currently vice president, corporate development, will assume Dr. Mimms' current responsibilities in the area of strategic planning and development.

"While we are disappointed to see Jim leave for the East Coast, we are fortunate that our R&D efforts will now be led by someone with the unique scientific and business accomplishments of Larry Mimms," said Hank Nordhoff, Gen-Probe's chairman, president and chief executive officer. "Our 250-plus R&D employees have delivered tremendous value to patients and shareholders over the years, and we look forward to introducing additional innovative products under Larry's leadership."

Dr. Mimms joined Gen-Probe in 1994 as director of research and development and was promoted to senior director, product development, three years later. In 1999 he was promoted to vice president - development, blood bank products, and in 2002 he assumed his current position as vice president, strategic planning and development.

From 1983 to 1994, Dr. Mimms held various positions in the hepatitis/AIDS business unit at Abbott Laboratories. Before joining Abbott, he was an NIH postdoctoral fellow in cellular and developmental biology at Harvard University. He received a B.S. in chemistry from Davidson College and a Ph.D. in biochemistry from Duke University.

"We have strengthened our strategic planning and corporate development functions significantly thanks to the efforts of Larry and Martin Edelshain," Mr. Nordhoff said. "Martin is a seasoned negotiator and strategist who played an integral role in our recent deals with Roche, Corixa, Qualigen, bioMerieux and AdnaGen. His skills will continue to be an important asset as we pursue our mission of becoming the world leader in molecular diagnostics for human disease."



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Mr. Edelshain joined Gen-Probe in 2003 as vice president, corporate development, after having consulted for the Company for six months. From 1995 to 2002, Mr. Edelshain was director of international strategy for Chugai Pharmaceutical Co. Ltd., Gen-Probe's former parent company. From 1970 to 1995, Mr. Edelshain worked in the field of corporate finance for S. G. Warburg & Co. Ltd, a London-based investment bank, specializing in merger and acquisition advice, debt and equity financings, and business development in Japan. He received a B.A. in mechanical sciences from Cambridge University.

ABOUT GEN-PROBE

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) used to diagnose human diseases and screen donated human blood. Gen-Probe markets a broad portfolio of products that use the Company's patented technologies to detect infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. The Company also developed and manufactures the only FDA-approved blood-screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. In addition, Gen-Probe's TIGRIS instrument is the only fully automated, high-throughput NAT system for diagnostics and blood screening. Gen-Probe has more than 20 years of NAT expertise, and its products are used daily in clinical laboratories and blood collection centers worldwide. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning organizational changes, product development, future studies and market potential are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to:
(i) the risk that our future R&D efforts may not be successful or consistent with prior results (ii) the risk that our new products may not receive all necessary regulatory approvals or gain market acceptance, (iii) the risk that we may not be able to maintain our current corporate collaborations or enter into new ones, (iv) the risk that these employees may not be successful in their new roles, and (v) the risk that we may not be able to retain these or other key employees. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including Gen-Probe's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

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